EX-16.16.i

ADVISERS INVESTMENT TRUST

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, a Trustee of Advisers Investment Trust, an Ohio Business Trust (the “Trust”), does hereby constitute and appoint Michael V. Wible, Dina A. Tantra his or her true and lawful attorney and agent, with the power and authority to sign on behalf of the Trust and the undersigned, the name of the undersigned as Trustee of the Trust to the combined Proxy Statement/Prospectus filed with the Securities and Exchange Commission on or about August 2, 2013 on Form N-14 relating to the proposed reorganization of certain series of the DundeeWealth Funds into newly created series of the Trust, or to any amendment thereto, and to any instrument or document filed as part of, as an exhibit to, or in connection with any such combined Proxy Statement/Prospectus.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 10th day of July, 2013.

/s/ Peter B. Cherecwich
Peter B. Cherecwich Trustee